                                                                     EXHIBIT 4.2

                     IMAX CORPORATION 401(K) RETIREMENT PLAN

                            SUMMARY PLAN DESCRIPTION

                                    JULY 2004

                                TABLE OF CONTENTS

   INTRODUCTION TO YOUR PLAN

ARTICLE I
   PARTICIPATION IN THE PLAN
      Am I eligible to participate in the Plan?                               17
      When am I eligible to participate in the Plan?                          17
      When is my entry date?                                                  18
      Does all my service with the Employer count for purposes of Plan
         eligibility?                                                         18
      What happens if I'm a participant and I incur a Break in Service?       18

ARTICLE II
   CONTRIBUTIONS
      What kind of Plan is this?                                              19
      Do I have to contribute money to the Plan in order to participate?      19
      How much may I contribute to the Plan?                                  19
      How often can I modify the amount I contribute?                         20
      Will the Employer contribute to the Plan?                               21
      What is the Employer matching contribution?                             21
      What is the Employer profit sharing contribution?                       21
      How will the Employer profit sharing contribution be allocated to my
         account?                                                             21
      What compensation is used to determine my Plan benefits?                22
      Is there a limit on the amount of compensation that can be
         considered?                                                          23
      Are there limits on how much can be contributed to my account each
         year?                                                                23
      May I "roll over" payments from other retirement plans or IRAs?         23
      How is the money in the Plan invested?                                  24

ARTICLE III
   RETIREMENT BENEFITS
      What benefits will I receive at normal retirement?                      25
      What happens if I leave the Employer's workforce?                       25
      What is my vested interest in my account?                               25
      How do I determine my Years of Service for vesting purposes?            26
      Does all my service count for vesting purposes?                         27
      As a veteran, will my military service count as service with the
         Employer?                                                            27
      What happens to the non-vested portion of a terminated participant's
         account?                                                             27
      What happens to my non-vested account balance if I'm rehired?           28

ARTICLE IV
   DISABILITY BENEFITS
      How is disability defined?                                              29
      What happens if I become disabled?                                      29

ARTICLE V
   FORM OF BENEFIT PAYMENT
      How will my benefits be paid?                                           29
      May I delay the receipt of benefits?                                    31

ARTICLE VI
   DEATH BENEFITS
      What happens if I die while working for the Employer?                   32
      Who is the beneficiary of my death benefit?                             32
      How will the death benefit be paid to my beneficiary?                   33
      When must the last payment be made to my beneficiary?                   33

      What happens if I'm a participant, terminate employment, and die
         before receiving all my benefits?                                    33

ARTICLE VII
   IN-SERVICE DISTRIBUTIONS
      Can I withdraw money from my account while working?                     34
      Can I withdraw money from my account in the event of financial
         hardship?                                                            34
      Are there any limitations that apply to the in-service distributions
         described above?                                                     35

ARTICLE VIII
   TAX TREATMENT OF DISTRIBUTIONS
      What are my tax consequences when I receive a distribution from the
         Plan?                                                                35
      Can I reduce or defer tax on my distribution?                           36

ARTICLE IX
   HOURS OF SERVICE
      What is an Hour of Service?                                             36
      How are Hours of Service credited?                                      37

ARTICLE X
   LOANS
      May I borrow money from the Plan?                                       37
      What are the loan rules and requirements?                               24

ARTICLE XI
   YOUR PLAN'S TOP-HEAVY RULES
      What is a top-heavy plan?                                               39
      What happens if the Plan becomes top-heavy?                             39

ARTICLE XII
   PROTECTED BENEFITS AND CLAIMS PROCEDURES
      Is my benefit protected?                                                39
      Are there any exceptions to the general rule?                           40
      Can the Plan be amended?                                                40
      What happens if the Plan is discontinued or terminated?                 40
      How do I submit a claim for Plan benefits?                              40
      What if my benefits are denied?                                         41
      What is the Claims Review Procedure?                                    42
      What are my rights as a Plan participant?                               44
      What can I do if I have questions or my rights are violated?            45

ARTICLE XIII
   GENERAL INFORMATION ABOUT THE PLAN
      General Plan Information                                                46
      Employer Information                                                    46
      Administrator Information                                               47
      Trustee Information                                                     48

                     IMAX CORPORATION 401(K) RETIREMENT PLAN

                            SUMMARY PLAN DESCRIPTION

                            INTRODUCTION TO YOUR PLAN

     IMAX Corporation 401(k) Retirement Plan ("Plan") has been adopted to provide you with the opportunity to save for retirement on a tax-deferred basis. This Summary Plan Description ("SPD") contains valuable information regarding when you may become eligible to participate in the Plan, your Plan benefits, your distribution options, and many other features of the Plan. You should take the time to read this SPD to get a better understanding of your rights and obligations in the Plan.

     We have attempted to answer most of the questions you may have regarding your benefits in the Plan. If this SPD does not answer all of your questions, please contact the Administrator (or other Plan representative). The Administrator has the complete power, in its sole discretion, to determine all questions arising in connection with the administration, interpretation, and application of the Plan (and any related documents and underlying policies). Any such determination by the Administrator shall be conclusive and binding upon all persons. The name and address of the Administrator can be found in the Article of this SPD entitled "General Information about the Plan."

     This SPD describes the Plan's benefits and obligations as contained in the legal Plan document, which governs the operation of the Plan. The Plan document is written in much more technical and precise language. If the non-technical language in this SPD and the technical, legal language of the Plan document conflict, the Plan document always governs. If you wish to receive a copy of the legal Plan document, please contact the Administrator.

     This SPD describes the current provisions of the Plan that are designed to comply with applicable legal requirements. The Plan is subject to federal laws, such as the Employee Retirement Income Security Act ("ERISA"), the Internal Revenue Code, and other federal and state laws that may affect your rights. The provisions of the Plan are subject to revision due to changes in the law or due to pronouncements by the Internal Revenue Service ("IRS") or Department of Labor ("DOL"). We may also amend this Plan. If the provisions in this SPD change, we will notify you.

                                    ARTICLE I
                            PARTICIPATION IN THE PLAN

AM I ELIGIBLE TO PARTICIPATE IN THE PLAN?

     Provided you are not an Excluded Employee, you are eligible to participate in the Plan once you satisfy the Plan's eligibility conditions described in the next question. Then, you may elect to have your compensation reduced by a specific percentage or dollar amount, and have that amount contributed to the Plan as a salary deferral. In addition, your Employer may make matching contributions and nonelective contributions to your account.

     If you are a member of a class of employees identified below, you are an Excluded Employee for purposes of eligibility to participate in the Plan. The Excluded Employees are:

     - employees whose employment is governed by a collective bargaining agreement under which retirement benefits were the subject of good faith bargaining, unless such agreement expressly provides for participation in this Plan.

     - certain nonresident aliens who have no earned income from sources within the United States.

     -    a citizen of Puerto Rico

     -    leased employees.

     -    nonmanagement theatre workers.

WHEN AM I ELIGIBLE TO PARTICIPATE IN THE PLAN?

     Provided you are not an Excluded Employee, you will be eligible to participate in the Plan once you satisfy the Plan's age and service requirements. You will actually enter the Plan once you reach the entry date as described in the next question.

     For purposes of the above, you will have met the age requirement when you attain age 21 and the service requirement when you complete one Year of Service.

     You will have completed a Year of Service if, at the end of your first twelve consecutive months of employment with us, you have been credited with at least 1,000 Hours of Service. If you have not been credited with 1,000 Hours of Service by the end of your first twelve consecutive months of employment, you will have completed a Year of Service once you complete the required Hours of Service during any subsequent twelve-month period that begins on the anniversary of your employment date.

     Please refer to page 23, ARTICLE IX, HOUR OF SERVICE, for further explanation on how you are credited with hours of service.

WHEN IS MY ENTRY DATE?

     Provided you are not an Excluded Employee, you may begin participating in the Plan once you have satisfied the eligibility requirements and reached your "entry date." Your entry date is the first day of the month coinciding with or next following the date you satisfy the Plan's eligibility requirements.

     You should note that special rules may apply if you terminate employment and are then rehired. If you have questions about the timing of your Plan participation, please contact the Administrator.

DOES ALL MY SERVICE WITH THE EMPLOYER COUNT FOR PURPOSES OF PLAN ELIGIBILITY?

     In determining whether you satisfy the service requirements to participate in the Plan, all service you perform for us will generally be counted. However, there are some exceptions to this general rule.

     BREAK IN SERVICE RULES. For eligibility purposes, you will have a Break in Service if you complete less than 501 Hours of Service during the twelve-month period beginning on your first day of employment and any anniversary of your employment date. However, if you are absent from work for certain leaves of absence such as a maternity or paternity leave, you may be credited with 501 Hours of Service to prevent a Break in Service.

     If you are a veteran and are reemployed under the Uniformed Services Employment and Reemployment Rights Act of 1994, your qualified military service may be considered service with the Employer. If you may be affected by this law, ask your Administrator for further details.

WHAT HAPPENS IF I'M A PARTICIPANT AND I INCUR A BREAK IN SERVICE?

     If you incur a Break in Service and later complete additional service, you will continue to participate in the Plan in the same manner as if your Break in Service had not occurred.

     If you were a Participant when you terminated your employment and are re-employed by your Employer, then you will again become a Participant on the date you complete one hour of service. Your period of employment before you were rehired is referred to as your pre-break service. Your period of employment after you were rehired is referred to as your post-break service. If you are re-employed after incurring five consecutive one-year breaks in service then your post-break service will not count in determining your vesting percentage in your pre-break Account balance. Your post-break service will count in determining your vesting percentage in your pre-break Account balance and any forfeited amounts will be restored to your Account if:

     (1) You are re-employed by your Employer before you incur five consecutive one-year breaks in services, and

     (2) If you received distribution of your vested Account, you repay the full amount of the distribution before the end of the five-year period that begins on the date you are re-employed.

                                   ARTICLE II
                                  CONTRIBUTIONS

WHAT KIND OF PLAN IS THIS?

     This Plan is a type of qualified retirement plan commonly referred to as a 401(k) Plan. As a participant in the Plan, you may elect to reduce your compensation by a specific percentage or dollar amount and have that amount contributed to the Plan on a pre-tax basis as a salary deferral. You generally are not taxed on your salary deferrals until you withdraw those amounts from the Plan. In addition, we will make additional contributions to the Plan on your behalf. This Article describes the types of contributions that may be made to the Plan and how these monies will be allocated to your account to provide for your retirement benefit.

DO I HAVE TO CONTRIBUTE MONEY TO THE PLAN IN ORDER TO PARTICIPATE?

     No, you are not required to contribute any money in order to participate in our Plan. However, your Employer may make matching and nonelective contributions to your Account.

HOW MUCH MAY I CONTRIBUTE TO THE PLAN?

     As a participant, you may elect to defer an amount from 1% up to 60% of your compensation each year instead of receiving that amount in cash. The amount you elect to defer, and any earnings on that amount, will not be subject to income tax until it is actually distributed to you. However, the amount you defer is counted as compensation for Social Security taxes.

     During the first Plan Year in which you become eligible to participate, the deferral limits illustrated above will apply to your compensation only for the portion of the Plan Year in which you are eligible to participate.

     The Administrator will allocate the amount you elect to defer to an account maintained on your behalf. You will always be 100% vested in this account. This means that you will always be entitled to all amounts that you defer. This money will, however, be affected by any investment gains or losses. If there is an investment gain, the balance in your account will increase. If there is an investment loss, the balance in your account will decrease.

Your total deferrals in any taxable year may not exceed a dollar limit that is set by law.

The limit is

  2004      2005      2006
-------   -------   -------
$13,000   $14,000   $15,000

This limit may be increased after 2006 for cost-of-living changes.

     You should be aware that the annual dollar limit is an aggregate limit that applies to all deferrals you may make under this Plan or other cash or deferred arrangements (including tax-sheltered 403(b) annuity contracts, simplified employee pensions, or other 401(k) plans in which you may be participating). Generally, if your total deferrals under all cash or deferred arrangements for a calendar year exceed the annual dollar limit, the excess must be included in your income for the year. For this reason, it is desirable to request in writing that these excess deferrals be returned to you. If you fail to request such a return, you may be taxed a second time when the excess deferral is ultimately distributed.

     You must decide which plan or arrangement you would like to have return the excess. If you decide that the excess should be distributed from this Plan, you should communicate this in writing to the Administrator no later than the March 1st following the close of the calendar year in which such excess deferrals were made. However, if the entire dollar limit is exceeded in this Plan or any other plan we maintain, you will be deemed to have notified the Administrator of the excess. The Administrator will then return the excess deferral and any earnings to you by April 15th.

"AGE 50 OR OVER CATCH-UP CONTRIBUTION"

     If you are projected to attain age 50 before the end of a calendar year, then effective as of July 1, 2004 you may elect to defer additional amounts (called "catch-up contributions") to the Plan as of the January 1st of that year. You may defer the additional amounts regardless of any other limitations on the amount that you may defer to the Plan. The maximum catch-up contribution that you can make in 2004 is $3,000. This amount is increased by $1,000 in each year after 2004 up to 2006, when the maximum is $5,000. After 2006, the maximum may increase for cost-of-living adjustments. Any "catch-up contributions" that you make will not be taken into account in determining any Employer matching contribution made to the Plan.

     Distributions from amounts attributable to your salary deferrals before you terminate employment are permitted only in the following circumstance:

     - If you incur a proven financial hardship. (See the question "Can I withdraw money from my account in the event of financial hardship?" for more information on hardship withdrawals of your salary deferrals.)

     In the event you receive a hardship distribution from your deferrals to this Plan, you will not be allowed to make additional salary deferrals for a period of six (6) months after you receive the distribution.

     In addition, if you are a highly compensated employee (generally owners or individuals receiving wages in excess of certain amounts established by law), a distribution from amounts attributable to your salary deferrals of certain excess contributions may be required to comply with the law. The Administrator will notify you when a distribution is required.

HOW OFTEN CAN I MODIFY THE AMOUNT I CONTRIBUTE?

     The amount you elect to defer will be deducted from your pay in accordance with a procedure established by the Administrator. The procedure will require that you enter into a written salary deferral agreement after you satisfy the Plan's eligibility requirements. You may elect to defer your salary as of your entry date. Such election will become effective as soon as administratively feasible. Your election will remain in effect until you modify or terminate it. You may modify your election the 1st of each month by submitting a Deferral Change Form. You are also permitted to revoke your election as of the 1st of each month by submitting a Deferral Change Form.

WILL THE EMPLOYER CONTRIBUTE TO THE PLAN?

     Each year, in addition to your salary deferrals we may contribute the following to the Plan:

     -    matching contributions.

     -    profit sharing contributions.

     -    qualified nonelective contributions (QNECs). (A QNEC is defined as:
          Your Employer may designate all or a portion of any profit sharing contributions for a Plan Year as "qualified nonelective contributions" and allocate them to Non-Highly Compensated Employees to help the Plan pass one or more annually required Internal Revenue Code nondiscrimination test(s). These contributions will be allocated to certain eligible Participant Accounts as a percentage of eligible compensation. You will be 100% vested in these contributions and may not request a hardship withdrawal of these contributions.

WHAT IS THE EMPLOYER MATCHING CONTRIBUTION?

     We will contribute a fixed amount equal to 100% of your salary deferrals that do not exceed 2% of your compensation.

     Any salary deferrals that are "catch-up contributions" will not be matched.

     Matching contributions will vest in accordance with the Plan's vesting schedule. (See the question "What is my vested interest in my account?" for more information on vesting.)

     The Administrator will allocate to your account the matching contribution made to the Plan on your behalf each payroll period.

WHAT IS THE EMPLOYER PROFIT SHARING CONTRIBUTION?

     Each year, we may make a discretionary profit sharing contribution.

HOW WILL THE EMPLOYER PROFIT SHARING CONTRIBUTION BE ALLOCATED TO MY ACCOUNT?

     Our discretionary profit sharing contribution will be "allocated" or divided among participants eligible to share in the contribution for the Plan Year.

     Your share of any profit sharing contribution is determined by the following fraction:

                                       Your Compensation
     Profit Sharing Contribution X -------------------------
                                   Total Compensation of All
                                    Participants Eligible to
                                             Share

     For example: Suppose the profit sharing contribution for the Plan Year is $20,000. Employee A's compensation for the Plan Year is $25,000. The total compensation of all participants eligible to share, including Employee A, is $250,000. Employee A's share will be:

                                     $25,000
                           $20,000 X -------- or $2,000
                                     $250,000

     In order to share in our profit sharing contribution (if any), you must satisfy the following conditions:

     -    You must be actively employed on the last day of the Plan Year.

     - You must have completed at least 1,000 Hours of Service with the Employer during the Plan Year.

     - The above conditions do not apply in the year of your death, disability, or the year in which you retire at or after your Normal Retirement Age.

     Note that we may designate all (or any portion) of the above contribution as a QNEC. A QNEC is not subject to a vesting schedule. That is, you are always 100% vested in any QNECs made on your behalf.

     Note also that you will share in any QNEC made only if you are a non-highly compensated employee.

WHAT COMPENSATION IS USED TO DETERMINE MY PLAN BENEFITS?

     For the purposes of the Plan, compensation has a special meaning. Compensation is defined as your total compensation that is paid to you by us during the Plan Year and reported on your W-2 form. Your compensation includes any salary deferrals that you make to a 401(k) plan, a Section 457 plan, or a Section 125 cafeteria plan, but excludes: reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation, and welfare benefits.

     Special rules apply if you are only a participant in the Plan for a portion of the Plan Year. This will happen if, for any reason, you begin participating in the Plan as of a date other than the first day of the Plan Year. If this happens, your compensation will be recognized only for the period in which you are actually a participant in the Plan.

IS THERE A LIMIT ON THE AMOUNT OF COMPENSATION THAT CAN BE CONSIDERED?

     For Plan Years beginning on and after January 1, 2004, the amount of annual compensation that may be taken into consideration for Plan purposes is $205,000. This amount may be adjusted after 2004 for cost-of-living increases.

ARE THERE LIMITS ON HOW MUCH CAN BE CONTRIBUTED TO MY ACCOUNT EACH YEAR?

     Federal law requires that amounts contributed you and on your behalf by your Employer for a given limitation year generally may not exceed the lesser of:

     - $41,000 (or such amounts as may be prescribed by the Secretary of the Treasury); or

     -    100% of your annual compensation.

     The limitation year for purposes of applying the above limits is the twelve-month period ending December 31st. Contributions under this Plan may not exceed the above limits. If this does occur then excess contributions in your Account may be forfeited or refunded to you based on the provisions of the Plan document. You will be notified by the Plan Administrator if you have any excess contributions and income tax consequences may apply on the amount of any refund you receive.

     The above dollar limit may be adjusted after 2004 for cost-of-living increases.

MAY I "ROLL OVER" PAYMENTS FROM OTHER RETIREMENT PLANS OR IRAS?

     At the discretion of the Administrator, you may be permitted to deposit into the Plan distributions you have received from other plans and certain IRAs. Such a deposit is called a "rollover" and may result in tax savings to you. You may ask your prior plan administrator or trustee to directly transfer (a "direct rollover") to this Plan all or a portion of any amount that you are entitled to receive as a distribution from a prior plan. Alternatively, if you received a distribution from a prior plan, you may elect to deposit any amount eligible for rollover within 60 days of your receipt of the distribution. You should consult qualified counsel to determine if a rollover is permitted and in your best interest.

     Your rollover will be placed in a separate account called a "rollover account." You will always be 100% vested in your "rollover account." This means that you will always be entitled to all of your rollover contributions. Rollover contributions will be affected by any investment gains or losses.

     You may withdraw the amounts in your "rollover account" at any time.

HOW IS THE MONEY IN THE PLAN INVESTED?

     You will be able to direct the investment of your interest in the Plan. Your Employer has established participant direction procedures setting forth investment choices available to you, the frequency with which you can change your investment choices, and instructions on how you can obtain other important information on directed investments available from the Administrator. You need to follow these procedures when you direct investments. You should review the information in these procedures carefully before you give investment directions.

     The Plan is intended to comply with Section 404(c) of ERISA with respect to those accounts for which you are permitted to direct investments. If the Plan complies with this Section, then the fiduciaries of the Plan, including the Employer, the Trustee, and the Administrator, will be relieved of any legal liability for any losses that are the direct and necessary result of the investment directions that you give. Procedures must be followed in giving investment directions. If you fail to do so, then your investment directions need not be followed. You are not required to direct investments. If you choose not to direct investments, then the Employer or its designee is responsible for investing your accounts in a prudent manner.

     When you direct investments, your accounts are segregated for purposes of determining the earnings or losses on these investments. Your account does not share in the investment performance of other participants who have directed their own investments.

     You should remember that the amount of your benefits in the Plan will depend in part upon your choice of investments. Gains as well as losses can occur. There are no guarantees of performance. The Employer, the Administrator, and the Trustee will not provide investment advice or guarantee the performance of any investment you choose.

                                   ARTICLE III
                               RETIREMENT BENEFITS

WHAT BENEFITS WILL I RECEIVE AT NORMAL RETIREMENT?

     You do not have to terminate your employment with your Employer just because you attain your early retirement age of 55 and complete 5 years of service or attain your normal retirement age of 65. You will automatically become 100% vested in your Account balance. You may take an early retirement distribution at or after age 55 and after you complete 5 years of service, but you must first terminate your employment with your Employer or Related Employer. You may take an in-service distribution from your vested Account balance once you attain your normal retirement age of 65, even if you are still employed.

WHAT HAPPENS IF I LEAVE THE EMPLOYER'S WORKFORCE?

     This Plan is designed to encourage you to stay with us until retirement. However, if you terminate employment for any reason (including retirement) and the value of your vested benefit is less than $5,000, then a distribution will be made to you after you terminate employment.

     If your vested benefit exceeds $5,000, you may elect to receive the vested benefit. The distribution will then be made to you after you terminate employment and consent to the distribution.

     See the question in Article V entitled "How will my benefits be paid?" for a further explanation of how benefits are paid from the Plan.

     If your employment terminates for reasons other than death, disability, or retirement, you will be entitled to receive only your "vested percentage" of your account balance. (See the question in this Article entitled "What is my vested interest in my account?" for more information regarding vesting.)

WHAT IS MY VESTED INTEREST IN MY ACCOUNT?

     You are always 100% vested (which means that you are entitled to all of the amounts) in your account attributable to salary deferrals, as well as in the following contributions:

     -    rollover contributions.

     -    QNEC contributions.

Your "vested percentage" in your account attributable to your matching and profit sharing contributions is determined under the following schedule and is based on vesting Years of Service. You will always, however, be 100% vested upon your Normal Retirement Age. (See the question in this Article entitled "What benefits will I receive at normal retirement?" for more information.)

       Vesting Schedule

Years of Service   Percentage
----------------   ----------
  Less than 1           0%
       1               25%
       2               50%
       3              100%
       4              100%
       5              100%
   6 or more          100%

     Your vested percentage will not be less than your vested percentage in the Plan before this amendment and restatement.

HOW DO I DETERMINE MY YEARS OF SERVICE FOR VESTING PURPOSES?

     You will earn a Year of Service for each year you are employed by us, beginning with your initial employment date, without regard to the Hours of Service you complete during the year. The Plan contains specific rules for crediting Years of Service for vesting purposes. The Administrator will track your service and will credit you with Years of Service in accordance with the terms of the Plan. If you have any questions regarding your vesting service, you should contact the Administrator.

     The Plan has changed the methodology used to determine your years of service. Previously you received vesting credit for a year of service under the 'general method' if you worked more than 1,000 hours in a Plan Year. Vesting under the Plan is now based upon the elapsed time method. Hours of service are not counted and instead periods of service are computed. A period of service is determined by the time you work for your Employer. Only your whole years of service with your Employer will be counted to compute your years of service for vesting purposes. For example, if you work three years and ten months then for vesting purposes you will receive credit for three years of service. If you were hired before May 1, 2000 then you will receive vesting credit for your years of service with your Employer based upon the following:

     APPLICABLE YEAR(S)            METHOD            MEASUREMENT PERIOD
     ------------------   ------------------------   ------------------
 1. Year(s) before 2000   General                    Jan. 1 to Dec. 31
 2. 2000                  General or Elapsed Time*   Jan. 1 to Dec. 31
 3. Year(s) after 2000    Elapsed Time               Jan. 1 to Dec. 31

* You will receive credit for this year based upon whichever method is more favorable to you.

If you were hired on or after May 1, 2000 then you will receive vesting credit for your years of service with your Employer based only on the elapsed time method. In this case, your measurement period for determining your years of service will generally be based upon your date of employment with your Employer.

DOES ALL MY SERVICE COUNT FOR VESTING PURPOSES?

     In calculating your vested percentage, all service you perform for us will generally be counted. However, there are some exceptions to this general rule.

     BREAK IN SERVICE RULES. For vesting purposes, you will have a Break in Service if you are not employed with us for a period of at least twelve consecutive months. However, if you are absent from work for certain leaves of absences such as a maternity or paternity leave, the twelve-consecutive-month period beginning on the first anniversary of the first day of such absence will not constitute a Break in Service.

     The Administrator monitors the Break in Service rules and can provide you with additional information on the effect of these rules.

AS A VETERAN, WILL MY MILITARY SERVICE COUNT AS SERVICE WITH THE EMPLOYER?

     If you are a veteran and are reemployed under the Uniformed Services Employment and Reemployment Rights Act of 1994, your qualified military service may be considered service with us. If you may be affected by this law, ask your Administrator for further details.

WHAT HAPPENS TO THE NON-VESTED PORTION OF A TERMINATED PARTICIPANT'S ACCOUNT?

If you terminate your employment with your Employer and are less than 100% vested in your Employer Account, you may forfeit the non-vested portion of your Employer Account. A forfeiture will occur in the Plan Year that you receive a distribution of your entire vested Account, or if you do not receive a distribution, after five consecutive one year breaks in service. Forfeitures are retained in the Plan and will first be used to pay administrative expenses under the Plan, as directed by the Employer. Any remaining amounts will be used to reduce future Employer contributions payable under the Plan.

     Example: (This example is for illustration purposes only.) Assuming your vesting schedule is as follows:

Years of Service   Vesting Percentage
----------------   ------------------
   less than 2              0%
       2                   20%
       3                   40%
       4                   60%
       5                   80%
       6                  100%

     You terminate your employment in 2006 with five years of service and the following Account:

 Source    Amount   Vested Percentage   Vested Amount
 ------    ------   -----------------   -------------
Employee   $2,000         100%+             $2,000
Employer   $1,000          80%              $  800
           ------                           ------
   Total   $3,000                           $2,800

     You received a $2,800 distribution in 2006 from the Plan. This represented a complete distribution of your Account. A $200 forfeiture will occur in 2006.

+ You are always 100% vested in your own employee pretax contributions and earnings in the Plan.

WHAT HAPPENS TO MY NON-VESTED ACCOUNT BALANCE IF I'M REHIRED?

A one-year break in service occurs when you work less than one hour in a twelve consecutive month period. A break in service starts with the date you stop working for your Employer. If you are absent from work due to maternity or paternity reasons, then the break period will not start until after the first anniversary year of your absence.

If you were a Participant when you terminated your employment and are re-employed by your Employer, then you will again become a Participant on the date you complete one hour of service. Your period of employment before you were rehired is referred to as your pre-break service. Your period of employment after you were rehired is referred to as your post-break service. If you are re-employed after incurring five consecutive one-year breaks in service then your post-break service will not count in determining your vesting percentage in your pre-break Account balance. Your post-break service will count in determining your vesting percentage in your pre-break Account balance and any forfeited amounts will be restored to your Account if:

     (1) You are re-employed by your Employer before you incur five consecutive one-year breaks in service, and

     (2) If you received distribution of your vested Account, you repay the full amount of the distribution before the end of the five-year period that begins on the date you are re-employed.

     Example: Assume you terminate employment with your Employer in 2002 with an Account balance of $10,000, of which $6,000 is vested. You elect to receive a lump sum distribution of your vested Account balance. The remainder, or $4,000, is forfeited in 2002. If you are rehired on January 1, 2004 and repay the $6,000 distribution prior to January 1, 2009, the $4,000 previously forfeited will be restored to your Account. Additionally, your service after January 1, 2004 is counted towards vesting your pre-break Account balance of $10,000.

NOTE that if you received a "deemed" distribution because you were totally nonvested when you terminated your employment, your nonvested benefit will automatically be restored within a reasonable time following your reemployment, provided you have not incurred five consecutive Breaks in Service.

                                   ARTICLE IV
                               DISABILITY BENEFITS

HOW IS DISABILITY DEFINED?

     In the Plan, disability is defined as a physical or mental condition that renders you either unable to perform the duties of your customary position of employment for an indefinite period, or incapable of continuing any gainful occupation, and that the Administrator considers will be of long continued duration. You will also be considered disabled if you permanently lose the use of a part or function of your body or are permanently disfigured, and you terminate your employment. Your disability will be determined by the Administrator, who may request a physical examination by a licensed physician.

WHAT HAPPENS IF I BECOME DISABLED?

     If you become disabled while a participant, you will be entitled to 100% of your account balance. However, the actual payment of your benefits may generally not begin until you are entitled to a distribution under the terms of the Plan.

                                    ARTICLE V
                             FORM OF BENEFIT PAYMENT

HOW WILL MY BENEFITS BE PAID?

     If your vested benefit in the Plan does not exceed $5,000, then your benefit must be distributed to you in a single lump-sum payment as soon as is administratively feasible following the event that entitles you to a distribution. Otherwise, you must consent to the distribution before it may be made, and you may elect to receive a distribution under one of the following methods:

     1. LUMP SUM DISTRIBUTIONS

     Your entire vested Account balance will be paid to you in a single cash distribution or other distribution that you elect.

          a)   Cash Distribution

          Any eligible rollover distribution paid directly to you will be subject to mandatory Federal income tax withholding of 20% of the taxable distribution and the remaining amount will be paid to you. You cannot elect out of this tax withholding but you can avoid it by electing a direct rollover distribution as described below. This withholding is not a penalty but a prepayment of your Federal income taxes.

          You may rollover the eligible taxable distribution you receive to an individual retirement account (IRA) or your new employer's plan, if it accepts rollover contributions and you roll over this distribution within 60 days after receipt. You will not be taxed on any amounts timely rolled over into the IRA or your new employer's Plan until those amounts are later distributed to you. Any amounts not rolled over may also be subject to certain early withdrawal penalties prescribed under the Internal Revenue Code.

          b)   Direct Rollover Distribution

          As an alternative to a cash distribution paid directly to you, you may request a rollover distribution of your entire eligible Account balance directly into an IRA or to your new employer's eligible plan if it accepts rollover contributions. Federal income taxes will not be withheld on any direct rollover distribution.

          1. Rollover to an IRA - You must complete the appropriate documentation and indicate the name and address of the trustee, and IRA account number. If your distribution is authorized by the Plan Administrator, it will be forwarded to the Trustee for processing and they will issue a check payable to the IRA trustee or custodian for your benefit. The check will be mailed directly to the trustee or custodian of your IRA.

          3. Rollover to your New Employer's Retirement Plan - You should check with your new employer to determine if its plan will accept rollover contributions. If allowed, you must complete the appropriate documentation and indicate the name, address and plan number of your new employer's retirement plan. If your distribution is authorized by the Plan Administrator, it will be forwarded to the Trustee for processing and they will issue a check payable to the trustee of your new employer's plan. The check will contain the notation "direct rollover" and will be mailed directly to you and you will be responsible for forwarding it on to the new trustee.

          c)   Combination Cash Distribution and Direct Rollover Distributions

          You may request that part of your distribution be paid directly to you and the balance rolled into an IRA or your new employer's retirement plan. Any cash distribution will be subject to the Federal income tax withholding rules referred to in 1a) and any direct rollover distribution in accordance with 1b). Your direct rollover distribution must be at least $500.

          You will pay income tax on the amount of any taxable distribution you receive from the Plan unless it is rolled into an IRA or your new employer's plan. A 10% IRS premature distribution penalty tax may also apply to your taxable distribution if you are under age 59 1/2 (or under age 55 and separated from service), unless it is rolled into an IRA or another eligible plan. The 20% Federal income tax withheld under this section may not cover your entire income tax liability. In the case of a combination distribution, if any portion of the eligible rollover distribution is attributable to after-tax contributions, such contributions will be considered to be withdrawn last for tax purposes. Consult with your tax advisor for further details.

          d)   Installment Distributions

          Your vested Account balance will be paid to you in substantially equal amounts over a period of time. You may elect annual or more frequent installments. You may elect to receive a lump sum distribution after you start to receive installment distributions, by completing the appropriate documentation. The direct rollover distribution rules referred to in the lump sum distribution section also apply to installment distributions.

MAY I DELAY THE RECEIPT OF BENEFITS?

     Yes, you may delay the receipt of benefits unless a distribution is required to be made, as explained earlier, because your vested benefit in the Plan does not exceed $5,000. However, in addition to the benefit payment mentioned above, there are rules that require that certain minimum distributions be made from the Plan. If you are a more than 5% owner of the Employer, distributions are required to begin not later than the April 1st following the end of the year in which you reach age 70 1/2. If you are not a more than 5% owner of the Employer, distributions are required to begin not later than the April 1st following the later of the end of the year in which you reach age 70 1/2 or retire. You should see the Administrator if you feel you may be affected by these rules.

     Note that if you: (i) do not own more than 5% of the Employer; (ii) attained age 70 1/2 prior to 1997; (iii) had begun receiving required minimum in-service distributions before 1997; and (iv) have not separated from service, you may elect to discontinue receiving those distributions. Distributions will then be made when you terminate your employment.

QUALIFIED DOMESTIC RELATIONS ORDER (QDRO)

     Your Account may not be attached, garnished, assigned or used as collateral for a loan outside of this Plan except to the extent required by law. Your creditors may not attach, garnish or otherwise interfere with your Account balance except in the case of a proper Internal Revenue Service tax levy or a Qualified Domestic Relations Order (QDRO). A QDRO is a special order issued by the court in a divorce, child support or similar proceedings. In this situation, your spouse, or former spouse, or someone other than you or your beneficiary, may be entitled to a portion or all of your Account balance based on a court order. Participants and Beneficiaries can obtain, without charge, a copy of QDRO procedures from the Plan Administrator.

                                   ARTICLE VI
                                 DEATH BENEFITS

WHAT HAPPENS IF I DIE WHILE WORKING FOR THE EMPLOYER?

     If you die while still employed by us, your entire account balance will be used to provide your beneficiary with a death benefit.

WHO IS THE BENEFICIARY OF MY DEATH BENEFIT?

     If you are married at the time of your death, your spouse will be the beneficiary of the entire death benefit unless an election is made to change the beneficiary. IF YOU WISH TO DESIGNATE A BENEFICIARY OTHER THAN YOUR SPOUSE, YOUR SPOUSE MUST IRREVOCABLY CONSENT TO WAIVE ANY RIGHT TO THE DEATH BENEFIT. YOUR SPOUSE'S CONSENT MUST BE IN WRITING, BE WITNESSED BY A NOTARY OR A PLAN REPRESENTATIVE, AND ACKNOWLEDGE THE SPECIFIC NONSPOUSE BENEFICIARY.

     If you are married, you have named someone other than your spouse to be your beneficiary as described in the preceding paragraph, and wish to again change your beneficiary designation, your spouse must again consent to the change, unless you are changing your designation to name your spouse as your beneficiary. In addition, you may elect a beneficiary other than your spouse without your spouse's consent if your spouse cannot be located.

     If you are not married, you may designate your beneficiary on a form to be supplied to you by the Administrator.

     In the event no valid designation of beneficiary exists, or if the beneficiary is not alive at the time of your death, the death benefit will be paid in the following order of priority to:

     (a)  Your surviving spouse;

     (b)  Your children, including adopted children, per stirpes;

     (c)  Your surviving parents, in equal shares; or

     (d)  Your estate.

HOW WILL THE DEATH BENEFIT BE PAID TO MY BENEFICIARY?

     The death benefit will be paid to your beneficiary in one of the following methods as elected by the beneficiary (unless you elected one of the following forms of distribution for the death benefit prior to your death):

     - A single lump-sum payment in cash or, in certain circumstances, in property.

     A processing fee of $35.00 will be charged to your beneficiary for the lump-sum distribution.

     - Monthly, quarterly, or annual installments over a period of not more than your beneficiary's assumed life expectancy.

     A processing fee of $2.00 will be charged to your beneficiary for the installment distribution.

WHEN MUST THE LAST PAYMENT BE MADE TO MY BENEFICIARY?

     If your designated beneficiary is a person (rather than your estate or some trusts) then minimum distributions of your death benefit must generally begin by the end of the year following the year of your death ("1-year rule) and must be paid over a period not extending beyond your beneficiary's life expectancy. If your spouse is the beneficiary, then under the "1-year rule" the start of payments may be delayed until the year in which you would have attained age 70 1/2 unless he or she elects to begin distributions over his or her life expectancy before then. However, instead of the "1-year rule" your beneficiary may elect to have the entire death benefit paid by the end of the fifth year following the year of your death (the "5-year rule"). Generally, if your beneficiary is not a person, your entire death benefit must be paid under the "5-year rule".

     Since your spouse has certain rights in the death benefit, you should immediately report any change in your marital status to the Administrator.

WHAT HAPPENS IF I'M A PARTICIPANT, TERMINATE EMPLOYMENT, AND DIE BEFORE RECEIVING ALL MY BENEFITS?

     If you terminate employment with us and subsequently die, your beneficiary will be entitled to the vested percentage of your remaining account balance at the time of your death.

                                   ARTICLE VII
                            IN-SERVICE DISTRIBUTIONS

CAN I WITHDRAW MONEY FROM MY ACCOUNT WHILE WORKING?

     You may receive a distribution from the Plan prior to your termination of employment if you satisfy certain conditions. These conditions are described below. However, this distribution will reduce the value of the benefits you will receive when you retire. Any in-service distribution is made at your election and will be made in accordance with the forms of distribution available in the Plan.

     You may request an in-service distribution from the following accounts:

     - Your profit sharing and/or matching contributions once you have attained age 55.

     -    Your rollover contributions, if any, at any time.

CAN I WITHDRAW MONEY FROM MY ACCOUNT IN THE EVENT OF FINANCIAL HARDSHIP?

     Yes, if you satisfy certain conditions. This hardship distribution is not in addition to your other benefits and will therefore reduce the value of the benefits you will receive at retirement.

     -    You may request a hardship withdrawal from your salary deferrals.

     A hardship distribution may be made to satisfy certain immediate and heavy financial needs that you have. A hardship may only be made for payment of the following:

     - Expenses for medical care (described in Section 213(d) of the Internal Revenue Code) previously incurred by you or your dependent or necessary for you or your dependent to obtain medical care;

     - Costs directly related to the purchase of your principal residence (excluding mortgage payments);

     - Tuition, related educational fees, and room and board expenses for the next twelve (12) months of post-secondary education for yourself, your spouse or dependent;

     - Amounts necessary to prevent your eviction from your principal residence or foreclosure on the mortgage of your principal residence.

     If you have one of the above expenses, a hardship distribution can be made only if you certify and agree that all of the following conditions are satisfied:

     - The distribution is not in excess of the amount of your immediate and heavy financial need. The amount of your immediate and heavy financial need may include any amounts necessary to pay any federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution;

     - You have obtained all distributions, other than hardship distributions, and all nontaxable (at the time of the loan) loans currently available under all plans maintained by your Employer;

     - That your salary deferrals will be suspended for at least six (6) months after your receipt of the hardship distribution.

In addition to these rules, there are restrictions placed on hardship distributions that are made from your salary deferrals. Any hardship distribution from these amounts will be limited, as of the date of distribution, to the balance of your salary deferral account, as of the end of the last Plan Year ending before July 1, 1989, plus your total salary deferrals after such date, reduced by the amount of any previous distributions made to you from your salary deferral account. Ask the Administrator if you need further details.

ARE THERE ANY LIMITATIONS THAT APPLY TO THE IN-SERVICE DISTRIBUTIONS DESCRIBED ABOVE?

Yes. The number of in-service distributions that you may take in a Plan Year is unlimited.

                                  ARTICLE VIII
                         TAX TREATMENT OF DISTRIBUTIONS

WHAT ARE MY TAX CONSEQUENCES WHEN I RECEIVE A DISTRIBUTION FROM THE PLAN?

     Generally, you must include any Plan distribution in your taxable income in the year in which you receive the distribution. The tax treatment may also depend on your age when you receive the distribution. Certain distributions made to you when you are under age 59 1/2 could be subject to an additional 10% tax.

CAN I REDUCE OR DEFER TAX ON MY DISTRIBUTION?

     You may reduce, or defer entirely, the tax due on your distribution through use of one of the following methods:

     (a) The rollover of all or a portion of the distribution to an Individual Retirement Account or Annuity (IRA) or another qualified employer plan. This will result in no tax being due until you begin withdrawing funds from the IRA or other qualified employer plan. The rollover of the distribution, however, MUST be made within strict time frames (normally, within 60 days after you receive your distribution). Under certain circumstances all or a portion of a distribution (such as a hardship distribution) may not qualify for this rollover treatment. In addition, most distributions will be subject to mandatory federal income tax withholding at a rate of 20%. This will reduce the amount you actually receive. For this reason, if you wish to roll over all or a portion of your distribution amount, the direct transfer option described in paragraph (b) below would be the better choice.

     (b) For most distributions, you may request that a direct transfer (sometimes referred to as a direct rollover) of all or a portion of a distribution be made to either an Individual Retirement Account or Annuity (IRA) or another qualified employer plan willing to accept the transfer. A direct transfer will result in no tax being due until you withdraw funds from the IRA or other qualified employer plan. Like the rollover, under certain circumstances all or a portion of the amount to be distributed may not qualify for this direct transfer. If you elect to actually receive the distribution rather than request a direct transfer, then in most cases 20% of the distribution amount will be withheld for federal income tax purposes.

     WHENEVER YOU RECEIVE A DISTRIBUTION, THE ADMINISTRATOR WILL DELIVER TO YOU A MORE DETAILED EXPLANATION OF THESE OPTIONS. HOWEVER, THE RULES THAT DETERMINE WHETHER YOU QUALIFY FOR FAVORABLE TAX TREATMENT ARE VERY COMPLEX. YOU SHOULD CONSULT WITH QUALIFIED TAX COUNSEL BEFORE MAKING A CHOICE.

                                   ARTICLE IX
                                HOURS OF SERVICE

WHAT IS AN HOUR OF SERVICE?

     An Hour of Service is:

     (a) each hour for which you are directly or indirectly compensated by the Employer for the performance of duties during the Plan Year;

     (b) each hour for which you are directly or indirectly compensated by the Employer for reasons other than the performance of duties (such as vacation, holidays, sickness, disability, lay-off, military duty, jury duty or leave of absence during the Plan Year); and

     (c)  each hour for back pay awarded or agreed to by the Employer.

     You will not be credited for the same Hours of Service both under (a) or
(b), as the case may be, and under (c).

HOW ARE HOURS OF SERVICE CREDITED?

     You will be credited with your actual Hours of Service.

                                    ARTICLE X
                                      LOANS

MAY I BORROW MONEY FROM THE PLAN?

     Yes. You may request a participant loan in a manner provided by the Administrator. Your ability to obtain a participant loan depends on certain factors. The Administrator will determine whether you satisfy these factors.

LOAN RULES

     Loans shall be made available to all qualifying participants on a reasonably equivalent basis. However, loans may not be made to an eligible Employee who makes a rollover contribution and who has not satisfied the Plan's age, service and entry date requirements. Loans are not considered distributions and are not subject to federal or state income taxes, provided they are repaid as required. While you do not have to pay interest on your loan, both the principal and interest are reinvested in your account. Loans will be based on the following procedures:

     1.   LOAN APPLICATIONS

     If you have met the Plan's eligibility and entry date requirements, you may only apply for one 1 loan each Plan Year. If you are married Participant, you must obtain your spouse's consent on the promissory note before you can obtain the loan. Your spouse's consent must be witnessed by a Plan representative or a notary public. Loans will be allowed for any purpose. To apply for a loan, please contact your Plan Administrator for the appropriate form. You will incur a set-up fee for your loan. There is currently a one-time set-up fee of $75 to initiate a loan and an annual maintenance fee of $25. These fees will be charged directly to your account.

     2.   LOAN AMOUNTS

     The minimum loan is $1,000 and the maximum amount is the lesser of one-half of your vested Account balance or $50,000 reduced by the highest outstanding loan balance in your Account during the prior twelve month period. All of your loans from plans maintained by your Employer or a Related Employer will be considered for purposes of determining the maximum amount of your loan. Up to 50% of your vested Account balance may be used as collateral for any loan.

     3.   NUMBER OF LOANS

     You may only have 1 loan outstanding at any given time. If you have an existing loan you may not apply for another loan until the existing loan is paid in full.

     4.   INTEREST RATE

     All loans shall bear a reasonable rate of interest as determined by the Plan Administrator based on the prevailing interest rates charged by persons in the business of lending money for loans which would be made under similar circumstances. The interest rate shall remain fixed throughout the duration of the loan. The interest rate is equal to the prime lending rate plus 1%.

     5.   LOAN REPAYMENTS AND LOAN MATURITY

     All loans must be repaid in level payments generally through after-tax payroll deductions on at least a quarterly basis over a period not to exceed five years unless it is for the purchase of your principal residence in which case the loan repayment period may not exceed beyond ten years from the date of the loan. If repayment is not made by payroll deductions, a loan shall be repaid to the Plan by payment to the Employer. The level repayments requirements may be waived for a period of one year or less if you are on leave of absence, however, your loan must still be repaid in full on the maturity date. If a loan is not repaid within the stated period, it will be treated as a taxable distribution to you.

     6.   SOURCE OF LOAN PROCEEDS

     Loans proceeds will be withdrawn from available contribution sources and investment options in the order established by the Trustee. You may only borrow from the following contribution sources:

     *    Employee Deferral

     *    Rollover

     *    QNEC

     *    QMAC

     *    Discretionary Profit Sharing

Please contact the Plan Administrator for more information.

     7.   DEFAULT OR TERMINATION OF EMPLOYMENT

The Plan Administrator shall consider a loan in default if any scheduled repayment remains unpaid at the end of the calendar quarter following the calendar quarter in which a scheduled repayment was due if there is an outstanding principal balance existing on a loan after the last scheduled date. In the event of default, death, disability or termination of employment, the entire outstanding principal and accrued interest shall be immediate due and payable. In addition, you will be deemed to have received a taxable distribution from the Plan.

                                   ARTICLE XI
                          YOUR PLAN'S "TOP-HEAVY RULES"

WHAT IS A "TOP-HEAVY" PLAN?

     A retirement plan that primarily benefits "key employees" is called a "top-heavy plan." Key employees are certain owners or officers of our organization. A Plan is generally a "top-heavy plan" when more than 60% of the Plan's assets are in the accounts of key employees.

     Each year, the Administrator is responsible for determining whether the Plan is a "top-heavy plan."

WHAT HAPPENS IF THE PLAN BECOMES "TOP-HEAVY"?

     If the Plan becomes top-heavy in any Plan Year, then non-key employees will be entitled to certain "top-heavy minimum benefits," and other special rules will apply. Among these top-heavy rules are the following:

     - Your Employer may be required to make a contribution on your behalf in order to provide you with at least "top-heavy minimum benefits."

     - If you are a participant in more than one Plan, you may not be entitled to "top-heavy minimum benefits" in both Plans.

                                   ARTICLE XII
                    PROTECTED BENEFITS AND CLAIMS PROCEDURES

IS MY BENEFIT PROTECTED?

     As a general rule, your interest in your account, including your "vested interest," may not be alienated. This means that your interest may not be sold, used as collateral for a loan (other than for a Plan loan), given away or otherwise transferred. In addition, your creditors may not attach, garnish, or otherwise interfere with your account.

ARE THERE ANY EXCEPTIONS TO THE GENERAL RULE?

     There are two exceptions to this general rule. The Administrator must honor a "qualified domestic relations order." A "qualified domestic relations order" is defined as a decree or order issued by a court that obligates you to pay child support or alimony, or otherwise allocates a portion of your assets in the Plan to your spouse, former spouse, child, or other dependent. If a qualified domestic relations order is received by the Administrator, all or a portion of your benefits may be used to satisfy the obligation. The Administrator will determine the validity of any domestic relations order received. You and your beneficiaries can obtain, without charge, a copy of the QUALIFIED DOMESTIC RELATIONS ORDER PROCEDURE from the Administrator.

     The second exception applies if you are involved with the Plan's administration. If you are found liable for any action that adversely affects the Plan, the Administrator can offset your benefits by the amount that you are ordered or required by a court to pay the Plan. All or a portion of your benefits may be used to satisfy any such obligation to the Plan.

CAN THE PLAN BE AMENDED?

     Yes, we have the right to amend the Plan at any time. In no event, however, will any amendment authorize or permit any part of the Plan assets to be used for purposes other than the exclusive benefit of participants or their beneficiaries. Additionally, no amendment will cause any reduction in the amount credited to your account.

WHAT HAPPENS IF THE PLAN IS DISCONTINUED OR TERMINATED?

     Although we intend to maintain the Plan indefinitely, we reserve the right to terminate the Plan at any time. Upon termination, no further contributions will be made to the Plan and all amounts credited to your accounts will become 100% vested. We will direct the distribution of your accounts in a manner permitted by the Plan as soon as practical. (See the question entitled "How will my benefits be paid?" in Article V for a further explanation.) You will be notified if the Plan is terminated.

HOW DO I SUBMIT A CLAIM FOR PLAN BENEFITS?

     Benefits will be paid to you and your beneficiaries without the necessity of formal claims. However, if you think an error has been made in determining your benefits, then you or your beneficiaries may make a request for any Plan benefits to which you believe you are entitled. Any such request should be in writing and should be made to the Administrator.

     If the Administrator determines the claim is valid, then you will receive a statement describing the amount of benefit, the method or methods of payment, the timing of distributions, and other information relevant to the payment of the benefit.

WHAT IF MY BENEFITS ARE DENIED?

     Your request for Plan benefits will be considered a claim for Plan benefits, and it will be subject to a full and fair review. If your claim is wholly or partially denied, the Administrator will provide you with a written or electronic notification of the Plan's adverse determination. This written or electronic notification must be provided to you within a reasonable period of time, but not later than 90 days after the receipt of your claim by the Administrator, unless the Administrator determines that special circumstances require an extension of time for processing your claim. If the Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to you prior to the termination of the initial 90-day period. In no event will such extension exceed a period of 90 days from the end of such initial period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the benefit determination.

     In the case of a claim for disability benefits, if disability is determined by a physician chosen by the Administrator (rather than relying upon a determination of disability for Social Security purposes), then instead of the above, the Administrator will provide you with written or electronic notification of the Plan's adverse benefit determination within a reasonable period of time, but not later than 45 days after receipt of the claim by the Plan. This period may be extended by the Plan for up to 30 days, provided that the Administrator both determines that such an extension is necessary due to matters beyond the control of the Plan and notifies you, prior to the expiration of the initial 45-day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If, prior to the end of the first 30-day extension period the Administrator determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the Administrator notifies you, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. In the case of any such extension, the notice of extension will specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and you will be afforded at least 45 days within which to provide the specified information.

     The Administrator's written or electronic notification of any adverse benefit determination must contain the following information:

     (a)  The specific reason or reasons for the adverse determination.

     (b) Reference to the specific Plan provisions on which the determination is based.

     (c) A description of any additional material or information necessary for you to perfect the claim and an explanation of why such material or information is necessary.

     (d) Appropriate information as to the steps to be taken if you or your beneficiary want to submit your claim for review.

     (e) In the case of disability benefits where the disability is determined by a physician chosen by the Administrator:

          (i) If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided to you free of charge upon request.

          (ii) If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to your medical circumstances, or a statement that such explanation will be provided to you free of charge upon request.

     If your claim has been denied or deemed denied, and you want to submit your claim for review, you must follow the Claims Review Procedure below.

WHAT IS THE CLAIMS REVIEW PROCEDURE?

     Upon the denial of your claim for benefits, you may file your claim for review, in writing, with the Administrator.

     (a) YOU MUST FILE THE CLAIM FOR REVIEW NO LATER THAN 60 DAYS AFTER YOU HAVE RECEIVED WRITTEN NOTIFICATION OF THE DENIAL OF YOUR CLAIM FOR BENEFITS, OR IF NO WRITTEN DENIAL OF YOUR CLAIM WAS PROVIDED, NO LATER THAN 60 DAYS AFTER THE DEEMED DENIAL OF YOUR CLAIM.

          HOWEVER, IF YOUR CLAIM IS FOR DISABILITY BENEFITS AND DISABILITY IS DETERMINED BY A PHYSICIAN CHOSEN BY THE ADMINISTRATOR, THEN INSTEAD OF THE ABOVE, YOU MUST FILE THE CLAIM FOR REVIEW NO LATER THAN 180 DAYS FOLLOWING RECEIPT OF NOTIFICATION OF AN ADVERSE BENEFIT DETERMINATION.

     (b) You may submit written comments, documents, records, and other information relating to your claim for benefits.

     (c) You may review all pertinent documents relating to the denial of your claim and submit any issues and comments, in writing, to the Administrator.

     (d) You will be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits.

     (e) Your claim for review must be given a full and fair review. This review will take into account all comments, documents, records, and other information submitted by you relating to your claim, without regard to whether such information was submitted or considered in the initial benefit determination.

     In addition to the Claims Review Procedure above, if your claim is for disability benefits and disability is determined by a physician chosen by the Administrator, then the Claims Review Procedure provides that:

     (a) Your claim will be reviewed without deference to the initial adverse benefit determination and the review will be conducted by an appropriate named fiduciary of the Plan who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual.

     (b) In deciding an appeal of any adverse benefit determination that is based in whole or part on medical judgment, the appropriate named fiduciary will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment.

     (c) Any medical or vocational experts whose advice was obtained on behalf of the Plan in connection with your adverse benefit determination will be identified, without regard to whether the advice was relied upon in making the benefit determination.

     (d)  The health care professional engaged for purposes of a consultation in
          (b) above will be an individual who is neither an individual who was consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.

     The Administrator will provide you with written or electronic notification of the Plan's benefit determination on review. The Administrator must provide you with notification of this denial within 60 days after the Administrator's receipt of your written claim for review, unless the Administrator determines that special circumstances require an extension of time for processing your claim. If the Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to you prior to the termination of the initial 60-day period. In no event will such extension exceed a period of 60 days from the end of the initial period. The extension notice will indicate the special circumstances requiring an extension of time and the date by which the Plan expects to render the determination on review. However, if the claim relates to disability benefits and disability is determined by a physician chosen by the Administrator, then 45 days will apply instead of 60 days in the preceding sentences. In the case of an adverse benefit determination, the notification will set forth:

     (a)  The specific reason or reasons for the adverse determination.

     (b) Reference to the specific Plan provisions on which the benefit determination is based.

     (c) A statement that you are entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to your claim for benefits.

     (d) In the case of disability benefits where disability is determined by a physician chosen by the Administrator:

          (i) If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion; or a statement that such rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of the rule, guideline, protocol, or other similar criterion will be provided to you free of charge upon request.

          (ii) If the adverse benefit determination is based on a medical necessity or experimental treatment or similar exclusion or limit, either an explanation of the scientific or clinical judgment for the determination, applying the terms of the Plan to your medical circumstances, or a statement that such explanation will be provided to you free of charge upon request.

     If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. However, in order to do so, you must file the suit no later than 180 days after the Administrator makes a final determination to deny your claim.

WHAT ARE MY RIGHTS AS A PLAN PARTICIPANT?

     As a participant in the Plan you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants are entitled to:

     (a) Examine, without charge, at the Administrator's office and at other specified locations, all documents governing the Plan, including insurance contracts and collective bargaining agreements; and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

     (b) Obtain, upon written request to the Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and an updated SPD. The Administrator may make a reasonable charge for copies.

     (c) Receive a summary of the Plan's annual financial report. The Administrator is required by law to furnish each participant with a copy of this summary annual report.

     (d) Obtain a statement telling you whether you have a right to receive a pension at Normal Retirement Age and, if so, what your benefits would be at Normal Retirement Age if you stop working under the Plan now. If you do not have a right to a pension benefit, the statement will tell you how many years you have to work to earn a right to a pension. THIS STATEMENT MUST BE REQUESTED IN WRITING AND IS NOT REQUIRED TO BE GIVEN MORE THAN ONCE EVERY TWELVE
          (12) MONTHS. The Plan must provide this statement free of charge.

     In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your Employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a pension benefit or exercising your rights under ERISA.

     If your claim for a pension benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

     Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $110.00 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator.

     If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the Plan's decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in federal court. You and your beneficiaries can obtain, without charge, a copy of the qualified domestic relations order procedures from the Administrator.

     If it should happen that the Plan's fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim is frivolous.

WHAT CAN I DO IF I HAVE QUESTIONS OR I BELIEVE MY RIGHTS HAVE BEEN VIOLATED?

If you have any questions about the Plan, you should contact the Administrator. If you have any questions about this statement, or about your rights under ERISA, or if you need assistance in obtaining documents from the Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

                                  ARTICLE XIII
                       GENERAL INFORMATION ABOUT THE PLAN

     There is certain general information that you may need to know about the Plan. This information has been summarized for you in this Article.

GENERAL PLAN INFORMATION

     The full name of the Plan is IMAX Corporation 401(k) Retirement Plan.

     Your Employer has assigned Plan Number 001 to your Plan.

     This Plan was originally effective on January 1, 1993. The amended and restated provisions of the Plan become effective on July 1, 2004.

     The Plan's records are maintained on a twelve-month period of time. This is known as the Plan Year. The Plan Year begins on January 1 and ends on December 31.

     Valuations of the Plan are generally made annually on the last day of the Plan Year. Certain distributions, such as required minimum distributions, are based on the Anniversary Date of the Plan. This date is the last day of the Plan Year.

     The Plan and Trust will be governed by the laws of Ontario to the extent not governed by United States federal law.

     Benefits provided by the Plan are NOT insured by the Pension Benefit Guaranty Corporation (PBGC) under Title IV of the Employee Retirement Income Security Act of 1974 because the insurance provisions under ERISA are not applicable to this type of Plan.

EMPLOYER INFORMATION

     The Plan sponsor's name, address, and identification number are:

     IMAX Corporation
     2525 Speakman Drive, Sheridan Park
     Mississauga, ON L5K IBI
     98-0140269

     Service of legal process may be made upon the Plan sponsor or your Employer, if not the Plan sponsor. Service of legal process may also be made upon the Trustee or Administrator.

     The Plan allows other employers to adopt its provisions. You or your beneficiaries may examine or obtain a complete list of employers, if any, who have adopted the Plan by making a written request to the Administrator.

     Other Employers who have adopted the provisions of the Plan are:

     David Keighley Productions 70 MM Inc.
     95-3996963

     Nyack Theatre L.L.C. - IMAX (r) Theatre at Palisades Centre
     52-2055001

     IMAX Theatre Holding (California I) Co. - Esquire IMAX (r) Theatre
     68-0432572

     AZ Big Frame Theatre L.L.C. - IMAX (r) Theatre at Arizona Mills
     52-2053926

     IMAX Rhode Island Limited Partnership - Feinstein IMAX (r) Theatre
     98-0176677

     Chicago Theatre, LLC
     82-0565362

     Imation IMAX Theatre, LLC
     52-2254901

     IMAX Indianapolis LLC
     35-2133466

ADMINISTRATOR INFORMATION

     The Plan's Administrator is responsible for the day-to-day administration and operation of the Plan. For example, the Administrator maintains the Plan records, including your account information, provides you with the forms you need to complete for Plan participation and directs the payment of your account at the appropriate time. The Administrator will also allow you to review the formal Plan document and certain other materials related to the Plan. If you have any questions about the Plan and your participation, you should contact the Administrator. The Administrator may designate other parties to perform some duties of the Administrator.

     The Administrator has the complete power, in its sole discretion, to determine all questions arising in connection with the administration, interpretation, and application of the Plan (and any related documents and underlying policies). Any such determination by the Administrator is conclusive and binding upon all persons.

     The name, address, and business telephone number of the Plan's Administrator are:

     IMAX Corporation
     2525 Speakman Drive, Sheridan Park
     Mississauga, ON L5K IBI
     905-403-6500

TRUSTEE INFORMATION

     All money that is contributed to the Plan is held in a trust fund. The Trustee is responsible for the safekeeping of the trust fund. The trust fund established by the Plan's Trustee will be the funding medium used for the accumulation of assets from which benefits will be distributed.

     The name and address of the Plan's Trustee is:

     ABN AMRO Trust Services Company
     161 North Clark Street
     Chicago, Illinois 60601